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                                                                   Exhibit 10.05


                                LICENSE AGREEMENT

         This Agreement made this first day of November, 1996, by and between New Century Marketing & Distributors Inc., a New York corporation, having its principal place of business at 2262 East 7th Street, Brooklyn, New York 11223 (hereinafter referred to as the "Licensor") and Dynamic Insulated Products, Inc. a New York corporation, having its principal place of business at 58 Second Avenue, Brooklyn, New York 11215 (hereinafter referred to as the "Licensee").

                                   WITNESSETH:

         WHEREAS, Licensor has developed and is the owner and/or licenses of certain information, know-how;, techniques, methods, and trade secrets, including U.S. patent #4,324,111 and Patent applications filed with the United States Patent and Trademark office, and with the International Patent Office, copies of which are annexed hereto and marked Exhibit "A", which are proprietary and which relate to the development, design, operation, and manufacture of the Licensed Technology. Licensor is also the owner of the Trademarks for use with the Licensed Products, copies of which are annexed hereto and marked Exhibit "B". Licensor has also developed a business relationship with a manufacturer of Soft Sided Coolers and Insulated Bags and is bringing to the attention of Licensee the opportunity to start a Soft Sided Cooler line and to use such manufacturer in Licensee's discretion; and

         WHEREAS, Licensee acknowledges the uniqueness and advanced design of the Licensed Technology as well as the benefits of information and expertise provided by Licensor relating to the manufacture and sale of Soft Sided Coolers/ Insulated Bags and further acknowledges that Licensor has warranted the validity and enforceability of the Licensed Patents and Trademarks and Licensee desires to obtain from Licensor the right to manufacture, whether or not utilizing, in its sole discretion, the manufacturer introduced by Licensor, distribute and sell the Licensed Products; and

         WHEREAS, Licensor, by this Agreement, grants to Licensed the exclusive right during the Term to manufacture and/or, in Licensee's discretion, utilize the manufacturer introduced by Licensor to manufacture, and then to distribute and sell the Licensed Products using the Trademarks through the Distribution Channels in the Territory subject to and in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE in consideration of the mutual covenants herein set forth the parties do hereby agree as follows:

         1. Defined Terms. The following terms utilized and capitalized in this Agreement shall have, at all times, the meanings as hereinafter set forth:
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         A. Licensed Technology. The proprietary information, know-how, techniques, methods and trade secrets relating to the development, design, operation, and manufacture of an insulated bag incorporating a uniquely designed wrap-around Gel Pack (Freeze-Pack), for cooling and maintaining products cold for an extended duration and a sectional wrap-around Gel Pack, Soft Sided Cooler/Insulated Bag for the purpose of cooling and/or heating products as well as maintaining their temperature for an extended duration including, but not limited to Patent No.: 4,324,111. The term Licensed Technology shall not include any information, know-how, techniques or methods which are otherwise known by or available to the trade or third parties, or which are not trade secrets or proprietary information known only to or owned only by the Licensor.

         B. TRADEMARKS-"FREEZY-BAG" and "FREEZYGEL, are registered trademarks owned by Licensor. Licensor grants permission to Licensee to print and utilize these Trademarks on the Licensed Product or their packaging or sales literature in accordance with this Agreement. Copies of the Trademarks are annexed as Exhibit "B".

         C. Licensed Products. An insulated bag incorporating a uniquely designed wrap-around Freeze-Pack for cooling and maintaining products cold for an extended duration and a flexible wrap-around freeze-pack and/or soft sided coolers/insulated bags for cooling and/or heating products and/or maintaining their temperature.

         D. Territory. Worldwide, including the United States but excluding only Israel and Mexico. Licensor acknowledges that it may not manufacture in or sell to the Territory.

         E. Distribution Channels. Sales, shipment and distribution to retail stores and merchants for direct sale and/or to jobbers, wholesalers and distributors for sale at wholesale or retail, mail order catalogs, shipment and distribution to the public and the sale, distribution and shipment of Licensed Products by any other means in, to or from the Territory.

         F. Term. (i) The period commencing as of the date of this Agreement and expiring on December 31, 1998; provided, however, that the Term shall be deemed automatically extended each year thereafter if Gross Sales of Licensed Products during the prior year were at least $XXXXXXXX* up to an initial total period of 5 years ending on December 31, 2001. The Term shall be deemed automatically extended for each year thereafter if Gross Sales of

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         * A request for confidential treatment of this information has been filed with the Securities and Exchange Commission


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Licensed Products during the prior year were at least $XXXXXXXX* up to a total period of an additional 5 years ending on December 31, 2006; thereafter The Term shall be deemed, automatically extended for each year thereafter if Gross Sales of Licensed Products during the prior year were at least $XXXXXXXXXXX* up to a total period of an additional 5 years ending on December 31, 2011; and thereafter The Term shall be deemed automatically extended for each year thereafter if Gross Sales of Licensed Products during the prior year were at least $XXXXXXXXX* up to a total period of an additional 5 period ending on December 31, 2016; after which date the Term of this Agreement shall be deemed to expire.

         (ii) All Term extensions as above set forth shall be in Licensee's discretion. Licensee shall, within 30 days following the end of the initial two year term and at any time during each year thereafter, notify Licensor in writing if it elects to cancel this Agreement, or if the required Sales were not reached in the prior year. If no notice of cancellation is given by Licensee, or if Licensor does not desire to cancel because the required Sales were not reached during the prior year, then the Agreement shall be deemed automatically renewed for the next year.

         G. Royalties. A sum to be paid in the manner provided for payment in
Section 10 of this Agreement by Licensee to Licensor for each year during the Term as follows:

                  (i) XXXXXXX* percent of the Net Invoice Amount for all "Soft Sided Coolers/Insulated Bags" sold without wraparound gel-pack;

                  (ii) XXXXXXX* percent of the Net Invoice Amount for all coolers sold with the wrap-around gel-pack; and

                  (iii) XXXXXXX* percent of the Net Invoice Amount for wrap-around gel-packs sold separately as to the first 0 units sold, whenever achieved and XXXXXXX* percent on Net Invoice Amount for sales of said gel-packs sold separately thereafter.

                  (iv) Licensee agrees to code or mark License Products so that identification may be made as to which royalty category The Item sold applies to.

         H. Net Invoice Amount. The sales price of Licensed Products charged by Licensee to wholesalers, retailers or any other third party, as reflected on an invoice evidencing such sales, less however: actual returns, credits, advertising or promotional allowances or rebates. If such returns, credits, allowances or

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         *        A request for confidential treatment of this information
has been filed with the Securities and Exchange Commission


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rebates are charged to or against Licensee after Royalties have been paid concerning such sale then Licensee shall be entitled to a credit against the next Royalty payment due. Net Invoice Amount shall not include shipping/handling charges or sales or any other type of taxes, tariffs or governmental impositions.

                  I. Patent, Copyright and Trademark Notices.

                    (i) Patent Notice: To be furnished by Licensor and approved by Licensee in a separate writing signed by the parties;

                    (ii) Copyright Notice: To be furnished by Licensor and approved by Licensee in a separate writing signed by the parties;

                    (iii) Trademark Notice: To be furnished by Licensor and approved by Licensee in a separate writing signed by the parties;

                    (iv) The Patent, Copyright and Trademark Notices will appear on all Licensed Products, artwork, packaging, advertising and promotional materials. Licensee shall include these notices on all Licensed Products, artwork, packaging, advertising and promotional materials in a manner selected by Licensee.

         2. Artwork and Packaging. Licensee shall, in its discretion, develop such Packaging, informative booklets, sales catalogues and/or sales sheets as it deems necessary in order to promote and sell the Licensed Products. Licensor shall provide Licensee with ArtWork and Packaging already developed and prepared by Licensor, if any.

         3. Product Development. Licensor shall pay for all expenses necessary, in its opinion, for the further development of the Licensed Products as opposed to the manufacture of existing Licensed Technology which shall be Licensee's responsibility. All modifications or further developments shall be deemed to be part of the Licensed Technology hereunder.

         4. Licensee Warranties. Licensee warrants and represents that the Licensed Products will be distributed, advertised, promoted and sold in accordance with all applicable laws, rules and regulations. Licensee is entitled solely during the Term or any renewals to use the Licensed Technology, Patents and Trademarks as it sees fit in advertising material or otherwise to promote the sale of the Licensed Products.

         5. Defects. Intentionally omitted.

         6. Sublicense. Licensee may sublicense, assign or


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encumber the rights granted to it hereunder or delegate its obligations hereunder, in whole or in part without Licensor's prior approval, but upon notice to Licensor and upon the understanding that Licensee shall not be relieved of its obligations hereunder with respect to such sublicense, or assignment.

         7. Governing Law. This Agreement shall be governed by the laws of New York, applicable to agreements made and to be wholly performed therein.

         8. Expiration. (i) Upon expiration of the Term and Licensee's right to sell Licensed Products, or upon earlier termination for any reason, Licensee agrees that Licensor shall have the right (but not the obligation) to purchase from Licensee all or part of Licensee's then existing inventory of Licensed Products at Licensee's actual-manufacturing cost therefor plus 50%. If Licensor elects not to so purchase all or part of such inventory within fifteen (15) days following expiration or termination, Licensee shall thereupon be free to sell said Licensed Products in any manner and at any price. Royalties shall be due Licensor on such sales.

                  (ii) Upon the expiration or termination of this Agreement, the rights granted to Licensee hereunder shall revert to Licensor, except as provided in Paragraph 8(i) and Licensee shall return all other materials which may have been used or created by Licensee in connection with this Agreement. Upon expiration of this Agreement, Licensee agrees that Licensor shall also have the right (but not the obligation) within fifteen (15) days after the end of the Term, to purchase the following items from Licensee if same are owned by
Licensee: Licensed Products molds, clips, plates, tools, silkscreens and/or other technical materials relating to and/or embodying any of the Licensed Technology and Licensed Trademarks at their actual cost.

         9. Obligation of Performance. Licensee shall manufacture and distribute the Licensed Products in accordance with customary business practice and shall always maintain adequate inventory of the Licensed Products as necessary in its sole discretion.

         10. Accounting and Payment.

                  (i) All payments of Royalties shall be deemed earned and shall be due within thirty (30) days after Licensee has received payment for a Net Invoiced Amount. All amounts payable hereunder shall be paid by check to: New Century Marketing & Distributors, Inc., c/o Morris I. Douer, 2262 East 7th Street, Brooklyn, New York 11223. Payment shall be due upon 30 days after Licensee receives payment of the Net Invoice Amount.


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                  (ii) The Royalties shall be accounted for on not less than a calendar quarter basis. All payments to Licensor shall be in United States Dollars. Statements of account accompanied by payments, if any, shown to be due shall be delivered to Licensor or such party or parties as Licensor shall designate, no later than thirty (30) days after the end of each calendar quarter.

                  (iii) The statements of account shall be reasonably detailed and contain information relevant to the computation of payments to Licensor. Licensee shall keep and preserve for at least two (2) years after the expiration of this Agreement accurate records of all transactions relating to this Agreement. Licensor, or a representative as Licensor shall designate, shall at any time during business hours, at Licensee's office, on prior five (5) days, written notice to Licensee, be entitled to inspect Licensee's books and records pertaining to the Licensed Products and the manufacture and distribution thereof and the computation of Royalties hereunder.

                  (iv) If Licensee is in default with the payment of any Royalties, then without limiting any of Licensor's rights or remedies, Licensee shall pay Licensor interest on such unpaid amount at a rate equal to two percent (2%) above the then current "prima" rate quoted by the Chase Manhattan Bank, in New York, or the highest interest rate allowed by law, if less.

         11. Licensor Warranties. Licensor represents and warrants that it has the right to enter into this Agreement and to grant the rights herein granted to Licensee in connection with the Licensed Technology and Trademarks, subject to the terms hereof. Licensor also represents that: (a) it owns the Trademarks and Licensed Technology free and clear of any liens or encumbrances; (b) it has full right to enter into and comply with this Agreement in all respects and it is not a party to any agreement which might impair or effect such right or the terms hereof; (c) no actions are pending or threatened against it which in any manner affect its rights hereunder or which in any way adversely impair same; (d) it will and hereby does indemnify Licensee against all claims of any kind relating to ownership of the rights which are the subject of this License Agreement.

         12. Infringements. Licensee shall promptly notify Licensor, in writing, of any imitations or infringements of the Licensed Technology and Trademarks or the rights licensed hereunder which may come to Licensee's attention. Licensee and Licensor shall endeavor to jointly determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or imitations. Licensee however shall have the right (but not the obligation) to commence or prosecute any suits or make any such demands in its own name or in the name of Licensor or join Licensor as a party thereto. Licensor shall cooperate with


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'Licensee as a party thereto and/or in any manner that Licensee may request in connection with any such demand, suits, claims or other actions. Any infringement or imitation action, claim or suit brought by Licensee against a third party shall be at Licensee's cost and any recoveries therefrom shall belong to Licensee. A royalty fee equal to 7% of any recovery, less legal fees and costs, shall be due to Licenser. With respect to all claims and suits, including suits in which Licensee is joined as a party, Licensee shall have the sole right to employ counsel of its choosing, at Licensee's exclusive cost, and to direct the handling of the litigation and any settlement thereof. In the event Licensee decides not to take action hereunder, then Licensor shall be free to do so at its expense and any recovery in that case shall belong to Licensor.

         13. Rights in the Licensed Technology and Trademarks.

                  (i) All rights not specifically granted to Licensee are hereby reserved by Licensor. Licensee shall not be entitled to have design patents, trademarks, or any other rights in connection with the Licensed Products registered nor to claim any such rights without the prior written consent of Licensor, which may be withheld in its sole discretion.

                  (ii) Without limiting the other provisions hereof, Licenses is not hereby granted, and Licensor hereby reserves for itself, the right to manufacture, advertise, promote, distribute and otherwise exploit the Licensed Products outside the Territory.

                  (iii) Licensee acknowledges that as between Licensor and Licensee, Licensor is the owner of all right, title and interest in and to the Licensed Technology and Trademarks (collectively the "Licensed Property") and in all patents, copyrights, trademarks, and other rights associated therewith, and the goodwill pertaining to all of the foregoing. Licensee hereby acknowledges that Licensor is the owner of all right, title and interest in all patents, copyrights and renewals and extensions of such patents and copyrights, relating to the Licensed Technology and Trademarks, and warrants that Licensor will have the right to use and exploit and authorize the exploitation of such materials in any manner as Licensor elects without obligation to Licensee or any other entity whatsoever except as otherwise provided in this Agreement. Licensee will not during or after the Term attack the validity of the license granted hereunder, or do or cause to be done any act which impairs or tends to impair Licensor's right and title to the Licensed Property. Licensee shall not acquire and shall not claim any title to the Licensed Property by virtue or through the license granted to Licensee or through Licensee's use thereof.


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         14. Termination of this Agreement.

                  (i) In the event of a material default by Licensee hereunder, Licensor may forward written notice specifying such default to Licensee. Licensee shall thereupon have thirty (30) days within which to cure such default or, if the default is not capable of a cure within such time, to commence such cure and continue such cure diligently until completion. If not cured or if such cure is not thereafter commenced and diligently pursued, Licensor may thereafter terminate this agreement by sending a further ten (10) day notice, in writing sent by certified mail, return receipt requested to Licensee at its address first above mentioned.

                  (ii) If proceedings for bankruptcy or insolvency are filed or instituted by or against Licensee, or if Licensee ceases to be actively involved in the business of selling or distributing Licensed Products for more than 90 days, Licensor may terminate this Agreement upon fifteen (15) days prior written notice to Licensee, which termination shall be effective on the date of giving such notice unless such condition has been cured or a cure commenced by Licensee.

                  (iii) In the event of termination, without limiting any of Licensor's rights or remedies including, without limitation, Licensor's right to injunctive or other equitable relief, any and all Royalty payments shall become immediately due and payable to Licensor upon such termination, and the rights granted hereunder shall automatically terminate and revert immediately to Licensor.

         15. Confidentiality. Licensee agrees that it will use reasonable efforts to maintain Licensed Technology in a confidential manner, and will use such Licensed Technology only in accordance with this Agreement. Any information otherwise available to the public is not deemed proprietary hereunder and is excluded from this representation. Licensee shall have no liability for non-willful breach or unauthorized disclosure to third parties.

         16. Licensor's Sales Commissions. Notwithstanding anything to the contrary contained herein, Licensor shall have the right, to solicit independent sales of the Licensed Products in the Territory provided such solicitations are not made to the customers or prospective customers of Licensee or its sales representatives. Licensor shall notify Licensee in writing in advance of such solicitations of all parties who it intends to solicit. If Licensor shall obtain a purchase order for the Licensed Product (the "Purchase order") and forwards the Purchase Order to Licensee for fulfillment, or shall direct a customer which it solicits to Licensee and a Purchase Order is established, then, in addition to Licensor's Royalty on the Net Invoice Amount of the sale resulting


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from the Purchase Order, Licensor shall also be entitled to a sales commission in an amount equal to five (5%) percent of the Net Invoice Amount of the Purchase Order which shall be payable in accordance with Licensee's payment policy hereinafter set forth. Licensee may refuse to accept Purchase Orders directed from Licensor if the Customer does not meet its Credit or other customary requirements is unwilling to open an L.C. or pay C.O.D. for the Licensed Products or is already a customer or prospective customer of Licensee.

         17. Notice. Any notice hereunder, if mailed by certified mail, return receipt requested, shall be deemed given and received two (2) business days after mailing, and if sent by professional express service, notice shall be deemed given and received at the time of actual delivery. Notices shall be sent to the following addresses, or such other addresses as the parties shall designate in writing from time to time:

         New Century Marketing and Distributors, Inc.

                           2262 East 7th Street
                           Brooklyn, New York 11223
                           Attn: Morris Douer

                           Achim Importing Co., Inc.
                           58 Second Avenue
                           Brooklyn, New York 11215
                           Attn: Marton B. Grossman

         18. Entire-Agreement. This Agreement constitutes the entire understanding and agreement between the parties. Any amendments to this Agreement must be in writing and signed by a duly authorized officer of each party hereto.

         19. Severability . In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.


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                  IN WITNESS WHEREOF the parties have hereto set their hand on the date first above written.

                                            NEW CENTURY MARKETING AND
                                            DISTRIBUTORS, INC.


                                            By:_____________________________
                                                     President


                                            DYNAMIC INSULATED PRODUCTS, INC.


                                            By:______________________________
                                                     President


Witnessed by:


_____________________________
Julia Kraus


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